Exhibit 99.1

Annapolis Bancorp Reports Stable Asset Quality, Net Interest Margin

Higher Operating Expense Leads to 12.9% Decline in First Quarter Earnings

ANNAPOLIS, Md.--(BUSINESS WIRE)--Annapolis Bancorp, Inc. (NASDAQ:ANNB), parent company of BankAnnapolis, today announced net income of $525,000 ($0.13 per basic and diluted share) for the first quarter of 2008, down 12.9% from $603,000 ($0.15 per basic and $0.14 per diluted share) for the same period last year.

The Company’s total assets grew to $382.7 million from $361.9 million at December 31, 2007. $8.0 million of high-cost brokered certificates of deposit were replaced in the first quarter with lower priced Federal Home Loan Bank callable advances, as the level of FHLB borrowings increased from $20.0 million at December 31, 2007 to $45.0 million at March 31, 2008. The excess funding was invested at a positive spread in interest bearing deposits of other banks.

The Bank’s loan portfolio contracted during the quarter as new loan production was overshadowed by payoffs of several large loans that had been classified as criticized or watch assets. Total gross loans declined to $244.5 million at March 31, 2008 from $246.2 million at December 31, 2007, a drop of $1.6 million or 0.67%.

The Bank reported continued success with its Superior Savings Account as balances increased by $9.7 million or 28.8% in the first quarter. Since the inception of this product in April 2007, the Bank has generated $43.2 million in core balances. Deposits, exclusive of the $8.0 million runoff in brokered certificates of deposit, increased by $4.2 million or 1.43% in the quarter ended March 31, 2008.

Total stockholders’ equity at period-end rose to $27.4 million, up 2.2% from $26.9 million at December 31, 2007. Book value per share at March 31, 2008 was $6.88. In February of this year, the Company supplemented its ongoing stock repurchase program and instituted a 10b5-1 Stock Repurchase Plan. 28,500 shares were subsequently acquired, bringing the total number of shares repurchased as of March 31, 2008 to 127,672.

Net interest income for the quarter ended March 31, 2008 rose by $197,000 or 6.7% over the same period in 2007. Although the net interest margin contracted to 3.59% from 3.75% in the first quarter of last year, on a sequential quarter basis it remained unchanged, offering further indication that the Company’s net interest margin has stabilized after an extended period of contraction.

Average interest earning assets in the period just ended improved by $33.3 million or 10.5% compared to the first quarter of 2007, but due to aggressive rate cutting by the Federal Reserve, the yield on interest earning assets fell to 6.47% from 6.86% in the comparable period. Total interest income grew by $276,000 or 5.2% in the first quarter, with interest from the loan portfolio increasing by $182,000 and interest income on the securities portfolio, overnight investments, and deposits in other institutions improving by $94,000.

Total interest expense for the quarter rose by $79,000 or 3.3%. The Company’s overall cost of funds fell, however, to 2.96% from 3.17% in the first three months of 2007, due to lower market rates, the success of the Superior Savings Account and other favorable changes in the Company’s deposit and borrowing mix.

During the first quarter the Company proactively adjusted the qualitative factors it uses to determine an appropriate allowance for credit losses. This was done to reflect deteriorating local economic and market conditions, and resulted in provision for credit losses expense for the quarter of $121,000 compared to $10,000 in the same period last year.

The allowance for credit losses at March 31, 2008 stood at $2,404,000 or 0.98% of total gross loans compared to $2,283,000 or 0.93% of total gross loans at December 31, 2007. Nonperforming assets of $1,731,000 accounted for 0.71% of total gross loans at quarter-end, and the allowance for credit losses provided 139% coverage of nonperforming assets.

The Company continued to maintain sound asset quality, despite reported increases in delinquencies and nonperforming assets industry-wide. While nonperforming assets increased from December 31, 2007 levels, the amount reported at quarter-end includes a $595,000 participation in a loan administered by another bank. This loan matured on December 30, 2007, and at the end of the first quarter was technically over 90 days past due. Payments on the loan were current through March 31, 2008, however, delays in obtaining executed renewal documents from the lead bank resulted in the loan being classified as nonperforming. Fully executed renewal documents were received on April 1, 2008, and the loan was restored to performing status. Excluding the past due participation loan, the Company’s nonperforming assets would have amounted to $1.1 million or 0.46% of total gross loans at March 31, 2008 compared to $1.1 million or 0.44% of total gross loans at December 31, 2007. The Company recorded no charge-offs in the first quarter.

Noninterest income rose in the first quarter to $434,000 from $405,000 in the comparable period, as transaction-based fee income improved by $29,000 or 7.2%.

Noninterest expense increased by $235,000 or 9.9% in the first three months of 2008 compared to the same period last year, as the Company hired several highly experienced business development officers and related support staff. “We seized the opportunity to improve the quality and expertise of our sales staff, and brought these talented individuals on knowing that in the short term we would incur additional expense,” said Chairman and CEO Richard M. Lerner. “These additions are fundamental to the success of our newly introduced Private Business Banking program, which interested parties can learn more about at www.bankannapolis.com/pbb.”

Annapolis Bancorp’s annualized return on average assets was 0.57% for the first quarter of 2008 compared to 0.72% for the same period in the prior year. The first quarter annualized return on average equity was 7.70% compared to 9.94% for the first quarter of 2007.

BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through seven community banking offices located in Anne Arundel and Queen Anne’s Counties in Maryland. This fall, the Bank will open its eighth office in the Annapolis Towne Centre at Parole. The Bank’s headquarters building and main branch are located at 1000 Bestgate Road, directly across from the Westfield Annapolis Mall.

Certain statements contained in this release, including without limitation, statements containing the words "believes," "plans," "expects," "anticipates," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Annapolis Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets
as of March 31, 2008 and December 31, 2007
($000)

	(Unaudited)	(Audited)
	March 31,	December 31,
	2008	2007
Assets
Cash and due from banks	$9,045	$5,411
Interest bearing deposits with banks	30,000	11,500
Federal funds sold	9,681	1,588
Investment securities, available for sale	75,836	83,123
Loans, net of allowance	242,144	243,905
Accrued interest receivable	1,554	1,794
Deferred income taxes	637	836
Premises and equipment	9,146	9,179
Investment in bank owned life insurance	3,966	3,927
Other assets	686	616
Total Assets	$382,695	$361,879

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$38,471	$38,075
Interest bearing	249,279	253,514
Total deposits	287,750	291,589
Securities under agreements to repurchase	15,934	13,337
Short-term borrowings	-	4,170
Long term borrowings	45,000	20,000
Junior subordinated debentures	5,000	5,000
Accrued interest and accrued expense	1,562	931
Total Liabilities	355,246	335,027

Stockholders' Equity
Common stock	40	40
Paid in capital	12,394	12,589
Retained Earnings	14,615	14,233
Comprehensive income (loss)	400	(10)
Total Equity	27,449	26,852

Total Liabilities and Equity	$382,695	$361,879

Annapolis Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
for the Three Month Periods Ended March 31, 2008 and 2007
(Unaudited)
(In thousands, except per share data)

	For the Three Months
	Ended March 31,
	2008	2007

Interest Income
Loans	$4,457	$4,275
Investments	965	926
Interest bearing balances with banks	107	-
Federal funds sold	106	158
Total interest income	5,635	5,359

Interest expense
Deposits	2,046	1,902
Securities sold under agreements to repurchase	96	108
Borrowed funds	268	313
Junior debentures	99	107
Total interest expense	2,509	2,430
Net interest income	3,126	2,929

Provision for credit losses	121	10

Net interest income after provision	3,005	2,919

Noninterest Income
Service charges	293	264
Mortgage banking	18	16
Other fee income	123	125
Total noninterest income	434	405

Noninterest Expense
Personnel	1,554	1,390
Occupancy and Equipment	319	308
Data processing expense	203	194
Professional Fees	111	66
Marketing expense	97	137
Other operating expense	336	290
Total noninterest expense	2,620	2,385

Income before taxes	819	939
Income tax expense	294	336
Net income	$525	$603

Basic earnings per share	$0.13	$0.15
Diluted earnings per share	$0.13	$0.14
Book value per share	$6.88	$6.10
Average fully diluted shares outstanding	4,115,357	4,229,611

Annapolis Bancorp, Inc. and Subsidiaries
Financial Ratios and Average Balance Highlights
(Unaudited)
(In thousands)

	For the Three Months
	Ended March 31,
	2008	2007

Performance Ratios (annualized)
Return on average assets	0.57%	0.72%
Return on average equity	7.70%	9.94%
Average equity to average assets	7.42%	7.24%
Net interest margin	3.59%	3.75%
Efficiency ratio	73.60%	71.54%

Other Ratios
Allowance for credit losses to loans	0.98%	0.86%
Nonperforming to gross loans	0.71%	0.18%
Net charge-offs to average loans	0.00%	0.00%
Tier 1 capital ratio	12.3%	12.8%
Total capital ratio	13.3%	13.6%

Average Balances
Assets	369,999	338,515
Earning assets	350,331	316,993
Loans, gross	245,958	224,839
Interest bearing liabilities	303,983	272,331
Stockholders' Equity	27,459	24,493

CONTACT:
Annapolis Bancorp, Inc.
Richard M. Lerner, 410-224-4455